UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 20, 2006
(Date of earliest event reported)
LIFECORE BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 0-4136

Minnesota	41-0948334
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
3515 Lyman Boulevard, Chaska, Minnesota 55318
(Address of principal executive offices, including zip code)
(952) 368-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events.
Lifecore Biomedical, Inc. (the “Company”) was named as a defendant in 80 product liability lawsuits. The lawsuits alleged that the plaintiffs suffered injuries due to the defective nature of GYNECARE INTERGEL Adhesion Prevention Solution (“INTERGEL Solution”) which was manufactured by the Company and marketed by ETHICON, Inc. The other defendants in these lawsuits were ETHICON, Inc., which was the Company’s exclusive worldwide marketing partner for INTERGEL Solution through its division GYNECARE Worldwide, and Johnson & Johnson, the parent company of ETHICON. Many of the lawsuits also named Vital Pharma, Inc. as a defendant; Vital Pharma acted as the contract packager for the INTERGEL solution. The plaintiffs in these actions were individuals who were patients in medical procedures during which INTERGEL Solution was used and who were allegedly injured due to the defective nature of INTERGEL Solution.
On September 20, 2006, settlement documents relating to all but one of the lawsuits remaining at that date were executed on behalf of the parties. The terms of the settlement do not call for any cash payment by the Company. Although these claims have been settled, there can be no assurance that other related claims will not arise.
ETHICON defended the Company in all of these lawsuits and is defending the Company in the one remaining lawsuit. Under the terms of the Company’s Conveyance, License, Development and Supply Agreement dated August 8, 1994 with ETHICON, ETHICON is obligated to indemnify and hold the Company harmless from all claims related to the sale and use of INTERGEL Solution, unless it is ultimately determined that a plaintiff’s injuries were caused by a breach of the Company’s limited contractual warranty to ETHICON under that agreement. The Company believes that ETHICON will be obligated to fully indemnify the Company in connection with any remaining claims relating to INTERGEL Solution sold prior to its voluntary market withdrawal in March 2003.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECORE BIOMEDICAL, INC.
By:	/s/ Dennis J. Allingham
Dennis J. Allingham
President and Chief Executive Officer

Date: September 28, 2006

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